Exhibit 10.46
SUBLEASE AGREEMENT
     This Sublease (this “Sublease”), made and entered into as of December 17, 2007, by and between ESS SUSA HOLDINGS, LLC, a Delaware limited liability company (“Landlord”), and GTx, Inc. a Delaware corporation (“Tenant”).
     In consideration of the mutual covenants set forth herein, Landlord and Tenant hereby agree as follows:
SUBLEASE ACKNOWLEDGMENT AND AGREEMENT
     Tenant acknowledges and agrees that this Sublease and all of Tenant’s rights under this Sublease shall at all times be subject and subordinate to all terms and provisions of that certain Lease Agreement between Landlord, as successor in interest to SUSA Partnership, L.P., as tenant, and Moore Building Associates LP or its successors or assigns, as landlord (“Primary Landlord”), dated December 29, 1998, as amended by First Amendment and Second Amendment (“Primary Lease”). Except as otherwise provided in this Sublease or to the extent the terms of the Primary Lease are inconsistent with the express terms of this Sublease, all rights and obligations of and limitations on “Tenant” under the Primary Lease including, without limitation, payment of certain operating expense reimbursements, lien prohibitions, maintenance, repair, alterations, replacements and restoration obligations, required insurance coverages, provision of services, cure rights, quiet possession and restrictions on use of insurance and condemnation proceeds, shall be binding on, inure to the benefit of and be the responsibility of Tenant as such relate to the Premises and Tenant’s use thereof. Moreover, Tenant agrees that all indemnifications, guaranties, releases, waivers and other obligations of Tenant hereunder shall run to the benefit of and be enforceable by both Landlord and Primary Landlord and that all notices and rights granted to or consents or approvals required by “Landlord” hereunder shall also run to the benefit of Primary Landlord and shall also require the consent and approval of Primary Landlord. Tenant hereby agrees, if requested by Primary Landlord and as provided herein, to attorn to Primary Landlord in all respects as the “Landlord” hereunder as if this Sublease was a direct lease between Tenant and Primary Landlord from and after the date Primary Landlord so requests. In the event of a default by Landlord as tenant under the Primary Lease, Primary Landlord shall provide Tenant written notice of such default and the opportunity to cure such default, however, in the event Primary Landlord terminates the Primary Lease solely due to a default by Landlord thereunder, Tenant shall attorn to Primary Landlord in all respects as the “Landlord” hereunder and this Sublease shall become a direct lease between Tenant and Primary Landlord from and after termination of the Primary Lease. Tenant shall cure any and all then existing Tenant defaults under this Sublease, if any. Notwithstanding any of the provisions of this Sublease or the Primary Lease, neither conversion of this Sublease to a direct lease nor any assignment of any rights or obligations hereunder shall in any manner release or modify the obligations of Landlord to Primary Landlord under the Primary Lease.
BASIC TERMS AND DEFINITIONS
     1. The following definitions and basic terms shall be construed in conjunction with and limited by the reference thereto in other provisions of this Sublease:

(a)	“Tenant’s Address”:	GTx, Inc.
3 N. Dunlap St
Memphis, TN 38163
Attn: Mark Mosteller, VP, CFO

With a copy to :
GTx, Inc.
3 N. Dunlap St
Memphis, TN 38163
Attn: Henry Doggrell, VP, General Counsel
(b)	“Premises”: Floor _Seventh and Eighth floors___ of the Building.

(c)	“Building” The building located at 50 South Third Street, City of Memphis, County of Shelby, Tennessee (also known for USPS purposes as Toyota Center, 175 Toyota Plaza, Memphis, TN 38103)

(d)	“Land”: That certain land described on Exhibit A.

(e)	“Rentable Area of Premises”: approximately 30,748 square feet comprised of 21,500 square feet on the seventh floor and 9,248 square feet on the eighth floor.

(f)	“Rentable Area of Building”: 174,700 square feet

(g)	“Term”: January 1, 2008 thru April 30, 2015.

Tenant shall have the option to cancel the lease effective 12/31/2010 upon six months prior written notice and payment of $150,000.

Tenant shall have the option to cancel the lease effective 12/31/2011 upon six months prior written notice and payment of $75,000.

Tenant shall have the option to cancel the lease effective 12/31/2012 upon six months prior written notice and payment of $50,000.

Tenant shall have the option to cancel the lease effective 12/31/2013 upon six months prior written notice and payment of $50,000.00.

(h)	“Base Operating Expenses”: Equals the actual per square foot amount of Operating Expenses for the calender year 2008, calculated under a 95% gross up method.

(i)	“Base Rent”: The monthly rent schedule shall be as follows:

1/1/2008-6/30/2008	$17,936.33 monthly
7/1/2008-12/31/2008	$35,872.67monthly
1/1/2009-12/31/2009	$37,153.83 monthly
1/1/2010-12/31/2010	$38,435.00 monthly
1/1/2011-12/31/2011	$40,997.33 monthly
1/1/2012-12/31/2012	$43,559.67 monthly
1/1/2013-12/31/2013	$44,840.83 monthly
1/1/2014-4/30/2015	$46,122.00 monthly
(j)	“Improvement Allowance”: None

(k)	“Security Deposit”: None

(l)	“Guarantor”: None
(m) “Parking”: 75 unreserved parking spaces (with additional unreserved parking spaces being provided pursuant to Section 46 of the Primary Lease and modified by Section 13 of this Sublease) at a monthly cost of _$0.00___dollars per space for such initial 75 spaces; and for any additional unreserved spaces, at a monthly cost of $75.00 per space and, with such unreserved parking spaces being provided pursuant to the terms and provisions of the Parking Sublicense Agreement attached hereto as Exhibit E.
(n) “Rent Commencement Date”: January 1, 2008; provided that upon full execution of this Sublease, Tenant shall pay January, February and March, 2008 Base Rent in advance.
(o) “Tenant Improvements”: Those improvements to the Premises completed by Tenant pursuant to Section 9 hereof.

PREMISES
     2. Subject to and upon the terms, provisions and conditions herein, Landlord subleases to Tenant and Tenant subleases from Landlord the Premises as designated by the area outlined on Exhibit B in the Building which is commonly known as Toyota Plaza, formerly the William R. Moore Building, subject to the terms and provisions of the Primary Lease as such relates to the Premises and Tenant’s use thereof. The Premises contain the number of square feet of Rentable Area indicated in Section 1(e) and the Building contains the number of square feet of Rentable Area indicated in Section 1(f). Tenant acknowledges that the Rentable Area of the Premises contains an allocation of a portion of the common areas of the Building and the Base Rent is based on Rentable Area which is larger than the number of square feet physically contained in the Premises.
     The Rentable Area of the Premises is hereby stipulated for all purposes hereof to be as set forth in Section 1(e) and such area shall not be adjusted as a result of variations resulting from actual construction of the Premises for occupancy so long as such work is done in accordance with the terms and provisions of this Sublease.
AUTHORIZED USE
     3. Tenant shall use the Premises solely for general office purposes, consistent with the uses of first class office buildings in the metropolitan area where the Building is located, and for no other purpose other than related or similar uses which may be deemed proper by Landlord.
TERM
     4. Subject to and upon the terms and conditions set forth herein, the Term of this Sublease shall begin on January 1, 2008 (the “Commencement Date”).
     Unless otherwise terminated pursuant to this Sublease, the Term shall end at 6:00 p.m. on April 30, 2015 (the “Termination Date”).
Tenant shall have the option to cancel the lease effective 12/31/2010 upon six months prior written notice and payment of $150,000.
Tenant shall have the option to cancel the lease effective 12/31/2011 upon six months prior written notice and payment of $75,000.
Tenant shall have the option to cancel the lease effective 12/31/2012 upon six months prior written notice and payment of $50,000.
Tenant shall have the option to cancel the lease effective 12/31/2013 upon six months prior written notice and payment of $50,000.00.
RENTAL PAYMENT
     5. Commencing on the Commencement Date and continuing thereafter throughout the entire Term, Tenant agrees to pay Base Rent (defined below) as adjusted by the Base Rent Adjustment (defined below) in accordance with this Section and Section 6. Except for Base Rent for the months of January, February and March 2008, which Tenant shall pay in advance to Landlord in accordance with Section 1(n) hereof, Base Rent as adjusted by the Base Rent Adjustment shall be due and payable in monthly installments on the first day of each calendar month during the Term (subject to proration of the first and last month provided below), in lawful money of the United States of America to Landlord’s address set forth herein or such other address as Landlord may designate from time to time in writing. Subject to the terms hereof, Tenant agrees to pay all rent and other sums of money as shall become due from and payable by Tenant to Landlord under this Sublease (collectively “Rent”) at the times and in the manner provided in this Sublease, without abatement, demand, offset, deduction or counterclaim unless otherwise expressly provided herein. If Tenant fails to pay part or all of the Rent within seven (7) days after it is due, the Tenant shall also pay (i) interest at the Default Rate (defined below) on the unpaid balance from the date originally due until paid, plus (ii) a late charge equal to $1,000. If the Term does not begin on the first day or end on the last day of a calendar month, the installment of Base Rent for that partial month shall be prorated be multiplying the monthly Base Rent by a fraction the numerator of which is the number of days of the partial month included in the Term and the denominator of which is the total number of days in the full calendar month.
RENT
     6. Tenant shall pay to Landlord, or with Landlord’s consent directly to Primary Landlord, as the base rent for the Premises (the “Base Rent”) the amount set in Section 1(i), subject to adjustment as hereinafter provided. Nothing contained herein shall be construed at any time so as to reduce the Base Rent payable hereunder below the amount set forth above.
     Base Rent shall be adjusted in accordance with the following provisions (any such adjustment hereinafter the “Base Rent Adjustment”). Base Rent includes a 2008 base year attributable to Base Operating Expenses as specified in Section 1(h) (“Base Operating Expenses”). In the event actual Operating Expenses are below Base Operating Expenses, Tenant shall not be entitled to any credit or offset in any manner. Upon receipt of Primary Landlord’s estimate, Landlord shall provide Tenant with an estimate of Operating Expenses for the 2009 calendar year and each subsequent calendar year in the Term (each, an “Operating Period”). If Operating Expenses (exclusive of Taxes) per square foot of Rentable Area of the Premises during the 2009 Operating Period or each subsequent Operating Period, as estimated by Primary Landlord, exceed Base Operating Expenses (exclusive of Taxes), Tenant shall pay Base Rent for such Operating Period equal to the Base Rent set forth above adjusted upward by an amount equal to the product of (i) the difference between Operating Expenses per square foot of Rentable Area of the Premises for such Operating Period and the Base Operating Expenses, multiplied by (ii) the Rentable Area of the Premises. The Base Rent Adjustment for 2009 shall not exceed 105% of the Base Operating Expenses. Thereafter, the Base Rent Adjustment shall not exceed 105% of the prior year’s Operating Expenses. This annual 5% limitation shall not apply to insurance or utilities. Landlord shall pay any Base Rent Adjustment attributable to Taxes and any special assessments paid in lieu of taxes that are in excess of the 2008 base year attributable to Taxes.
     Landlord shall, within thirty (30) days after receipt by Primary Landlord, furnish Tenant with a statement of the Base Operating Expenses and Operating Expenses during each subsequent Operating Period as well as a computation of the Base Rent Adjustment each as received by Landlord without adjustment of any type (“Expense Statement”). Except as provided herein, failure of Landlord to provide such statement within said time period shall not be a waiver of Landlord’s right to collect any Base Rent Adjustment. If such statement shows that the actual amount Tenant owes is more than the estimated Base Rent Adjustment paid by Tenant, Tenant shall pay the difference within thirty (30) days after delivery of the Expense Statement. If the Expense Statement shows that Tenant paid more than the actual amount owed, Tenant shall receive a credit therefor within thirty (30) days after delivery of the Expense Statement.
OPERATING EXPENSES
     7. “Operating Expenses” as used herein, shall mean all expenses, costs and disbursements of every kind and nature relating to or incurred or paid by Primary Landlord during any Operating Period in connection with the ownership, operation, repair and maintenance of the Building, Land, all adjacent plaza areas, equipment, fixtures and facilities used in connection therewith (collectively, the “Project”) including, but not limited to, wages and salaries of all employees directly engaged in the operation, maintenance or security of the Project, including taxes, insurance and benefits relating thereto; the cost of all labor, supplies, equipment, materials and tools used in the operation and maintenance of the Project; management fees (not exceeding the standard for first class office building in the relevant Memphis, Tennessee market area); the cost of all legal and accounting expenses incurred in connection with the ownership and operation of the Project; the cost of all utilities for the Project, including, but not limited to, the cost of water, sewer, waste disposal, gas, electricity and power for heating, lighting, air conditioning and ventilating; the cost of all maintenance and service agreements for the Project, including but not limited to, security service, window cleaning, elevator maintenance and janitorial service; the cost of all insurance relating to the Project (maintained consistent with other properties owned and operated by Primary Landlord), including, but not limited to, the cost of fire and extended coverage, rental loss or abatement and casualty and liability insurance applicable to the Project and Primary Landlord’s personal property used in connection therewith, plus the cost of all deductible payments made by Primary Landlord in connection therewith; Taxes (defined below); the cost of all license and permit fees; the cost of repairs, refurbishing, restoration and general maintenance; a reasonable amortization charge on account of any capital expenditure, incurred in an effort (i) to comply with any applicable governmental rule, regulation, law or otherwise, or (ii) to reduce the Operating Expenses of the Project; and, all other items constituting operating and maintenance costs in connection with the Project according to generally accepted accounting principles. Except as specifically provided in the immediately preceding sentence, Operating Expenses shall not include the following: (i) depreciation, (ii) leasing commissions, (iii) repairs and restorations paid for by the proceeds of any insurance policy, (iv) construction of improvements of a capital nature, (v) income and franchise taxes other than that portion, if any, of income and franchise taxes which, may hereafter be assessed and paid in lieu of or as a substitute in whole or in part for Taxes, (vi) costs of utilities directly charged to and reimbursed by Tenant or other tenants, including, without limitation, the occupants of the Baseball Stadium, (vii) costs of alterations of space or other improvements made by other tenants, (viii) mortgage principal or interest payments on any initial construction or acquisition of the Building and other capital expenditure items which are not covered above as an Operating Expense, (ix) costs of repairs due to casualty or condemnation that are reimbursed by third parties, (x) any income, estate, inheritance or other transfer tax or excess profit, franchise, or similar taxes on Primary Landlord’s business, (xi) all costs, including legal fees, relating to the activities for the solicitation and execution of leases of space in the Building, and (xii) any legal fees incurred by Landlord in enforcing its rights under other leases for space in the Building. In an effort to normalize the Operating Expenses, if less than one-hundred percent (100%) of the Rentable Area of the Building is actually occupied during any Operating Period, Operating Expenses shall be calculated under a ninety-five (95%) gross up method using ANSI/BOMA standards as determined by Landlord. Tenant, at its cost, shall have the right to inspect, in Primary Landlord’s offices, during Primary Landlord’s usual business hours, within the sixty (60) day period following delivery of the Expense Statement, Primary Landlord’s records of the Operating Expenses referred to in such statement. If requested by Tenant, Landlord will cooperate in an annual audit of the Operating Expense records at no cost to Landlord. Any such excess shall be returned to the Tenant and any amounts due shall be paid Tenant within thirty (30) days of delivery of the expense statement. If within such sixty (60) day period neither party hereto delivers to the other party a notice referring in reasonable detail to one or more errors in such statement, it shall be deemed conclusively that the information set forth in the Expense Statement is correct.
     “Taxes” means all ad valorem taxes, personal property taxes, payments in lieu of taxes (“PILOT”) to and Central Business Improvement District Assessments payable under the lease agreement between Primary Landlord and Memphis Center City Revenue Finance Corporation (“MCCRFC”) with respect to the Building and all other similar charges, if any, which are levied, assessed, or imposed upon or become due and payable in connection with, or a lien upon, the land, the Building or facilities used in connection therewith, and all taxes of whatsoever nature that are imposed in substitution for or in lieu of any of the taxes, assessments, or other charges included in this definition of Taxes; but excluding, however, taxes and assessments attributable to the personal property of tenants and paid by such tenants as a separate charge. If a rental tax, gross receipts tax or sales tax on rent is imposed on Primary Landlord by any Governmental Authority (defined below), Tenant shall, as additional rent, reimburse Landlord, at the same time as each monthly payment of Rent is due, an amount equal to all such taxes Landlord is required to pay by reason of the Rent paid hereunder, Taxes shall not include any historic tax credit recapture which relates to the rehabilitation of the Building.
     Landlord and Tenant acknowledge that Primary Landlord has entered into a payment in lieu of tax (PILOT) lease agreement with the MCCRFC (“PILOT Lease”). In the event of a termination of the PILOT Lease solely due to a payment default by Primary Landlord or a default by Primary Landlord to maintain required insurance, Primary Landlord shall be solely responsible for the increase in Taxes levied as a result of the termination of the PILOT Lease over the payments required by the terms of the PILOT Lease if it had continued in force. So long as Primary Landlord fully pays within any cure period all obligations under the PILOT Lease, Tenant will have no claim against Landlord or Primary Landlord by virtue of the occurrence of the termination of the PILOT Lease. Any Taxes payable with respect to the Premises in excess of the 2008 base year amount shall be paid by Landlord and Tenant shall have no liability therefor.
SECURITY DEPOSIT

8. Landlord hereby waives any obligations of Tenant to deposit any funds as a security deposit for the performance by Tenant of the terms, provisions and conditions of this Sublease.
9. Intentionally Omitted
NOTICE ADDRESS
10.

Landlord:
ESS SUSA HOLDINGS LLC
2795 E. Cottonwood Parkway, suite 400
Salt Lake City, UT 84121
Attn: Sr VP of Accounting

With copy to:
Extra Space Storage
2795 E. Cottonwood Parkway, suite 400
Salt Lake City, UT 84121
Attn: General Counsel

With copy to Primary Landlord:	And a Copy to:
Moore Building Associates LP	Parkway Realty Services LLC
c/o Parkway Moore LLC	Attn:
Attn: Memphis Asset Manager	50 North Front Street
188 East Capitol Street, Suite 1000	Morgan Keegan Tower
Jackson, MS 39201	Memphis, TN 38103
     Prior to May 1, 2008, the address for notices to Tenant shall be the address set forth for Tenant on the first page of this Sublease; beginning May 1, 2008 and thereafter, the address for Tenant shall be the Premises. The addresses stated herein shall be effective for all notices to the respective parties until written notice of a change in address is given pursuant to the provisions hereof. A notice, request, instruction or other documents shall be deemed to be given (a) when delivered personally, (b) if sent by certified mail, at the time of delivery or refusal of delivery as indicated on the return receipt, or (c) if sent by overnight courier, at the time of delivery or refusal of delivery as indicated on the records of or certificates provided by the overnight delivery service.
OPTION TO EXTEND
11. Tenant shall have no option to extend this Sublease or direct Landlord to extend the Primary Lease pursuant to sections 44 and 45 of the Primary Lease. In the event Tenant desires to continue to lease the Premises, Tenant shall enter into a lease directly with the Primary Landlord and Landlord shall have no further obligations or liability under the Primary Lease or this Sublease.
12. INTENTIONALLY DELETED.
PARKING
13. During the Term of this Sublease, Tenant shall sublicense from Landlord 75_ parking spaces in the Parking Garage at no cost to Tenant, subject to rules and regulations promulgated from time to time by Primary Landlord and Moore Garage and in accordance with the terms and provisions of the sublicense agreement attached hereto as Exhibit E. Notwithstanding the foregoing, in the event that Tenant shall need any additional parking spaces, such spaces shall be sublicensed from Landlord at a monthly rate of $75.00 per space, which spaces shall also be subject to the rules and regulations promulgated from time to time by Primary Landlord and Moore Garage and in accordance with the terms and provisions of the sublicense agreement attached hereto as Exhibit E.
     In the event Tenant occupies the Offer Space as provided in Section 15 hereof, Tenant shall sublicense from Landlord additional unreserved parking spaces in the Parking Garage at a rate to be mutually agreed upon between Landlord and Tenant, the number of which shall be determined by dividing the total square footage of the Offer Space (as defined in Section 15) by 400.
ROOFTOP ANTENNA
     14. Intentionally Deleted.
OPTION TO EXPAND
     15. As long as no Event of Default exists or is continuing under this Sublease, Tenant shall have an on going right of first refusal (“ROFR”) throughout the Term to lease the 3rd and 4th floor space of the Building (the “ROFR”). Upon Landlord’s receipt of a bona fide written offer from a prospect (“Offer Prospect”) to lease all or a portion of the space subject to the ROFR (the “Offer Space”), Landlord will deliver the terms of this bona fide offer to Tenant in writing (“Offer Notice”). The terms of the Offer Notice shall contain (a) the base rental rate, (b) tenant improvement allowance, (c) other concessions provided in the bona fide offer, (d) the lease commencement and expiration and (f) the delineation and amount of the Offer Space. Tenant must respond to Landlord on or within ten (10) business days of receipt of the Offer Notice of its intent to accept the terms thereunder. If Tenant declines to accept the terms of the Offer Notice, Landlord is free to lease the Offer Space to the Offer Prospect on the same terms and conditions as the Offer Notice and Tenant waives its right to such Offer Space, except as provided herein. In the event Landlord does not lease the Offer Space to the Offer Prospect within ninety (90) days after the expiration of such ten (10) business day period, the Tenant’s right hereunder shall be restored as to the Offer Space.
     In the event Tenant accepts said Offer Notice, Tenant shall have thirty (30) days to obtain financial and legal approval and shall amend this Sublease to include the Offer Space, provided that the Base Rent on such Offer Space shall be at the rate set forth in the Offer Notice.
CONFERENCE ROOM, KITCHEN, AND AUDIO VISUAL EQUIPMENT
     16. All equipment owned by Landlord and located in the Premises or the Temporary Space (defined below) will remain for Tenant’s use throughout the Term and the Temporary Space Term (defined below), respectively.
EARLY ACCESS
     17. Tenant will be provided access to the space for purposes of installing phone, data, and furniture; provided Tenant provides an executed indemnification agreement in favor of Landlord in form and substance reasonably agreed upon by Landlord.
ADDITIONAL PROVISIONS
     18. No oral statements or prior written material not specifically incorporated herein shall be of any force or effect. Tenant agrees that in entering into and taking this Sublease, it relies solely upon the representations and agreements contained in this Sublease and no others. This Sublease, including the Exhibits which are attached hereto and a part hereof for all purposes, constitutes the whole agreement of the parties and shall in no way be conditioned, modified or supplemented except by a written agreement executed by and delivered to both parties.
DEFAULT OF PRIMARY LANDLORD
     19. If Primary Landlord fails to perform an obligation or provide a service which Primary Landlord is required by the Primary Lease to perform or provide, then Landlord’s sole obligation is to cooperate with Tenant, and to use reasonable efforts, without, however, incurring any liabilities or expenses, by taking whatever action shall be reasonably required, to enforce for the benefit of Tenant the obligations of Primary Landlord to Landlord under the Primary Lease insofar as they relate to the Premises and/or the Temporary Space.
ALTERATIONS
     20. In connection with any alterations (as defined in Section 16 of the Primary Lease) desired to be made by Tenant to the Premises and/or the Temporary Space, the terms of Section 16 shall be applicable to this Sublease. Tenant shall also obtain the Landlord’s prior written consent to the making of any alterations, changes or additions, notwithstanding the cost thereof. Landlord agrees, subject to the Primary Lease, to consider such request concurrently with the Primary Landlord, provided Tenant makes concurrent requests for such consent to Primary Landlord and to Landlord. Tenant shall, provided Primary Landlord cooperates with Tenant, contact Primary Landlord directly for the Primary Landlord’s consent, if required. In securing Landlord’s consent to such alterations, changes or additions, Tenant shall only be required to submit to Landlord those plans, specifications and information also submitted to Primary Landlord to secure its consent. Any consent of the Primary Landlord of such alterations shall be deemed to be approval of such alterations by the Landlord.
DEFAULTS OF TENANT AND LANDLORD
     21. If Tenant shall default in the performance of any of its obligations under this Sublease, other than its obligation to pay Rent to Landlord, Landlord, without being under any obligation to do so and without thereby waiving such default, shall have the right, upon reasonable notice (except in an emergency or where delay could result in a default under the Primary Lease), to cure such default for the account and at the expense of Tenant without prior notice in the case of emergency and, in all other cases, upon five (5) business days’ written notice by Landlord to Tenant.
     If Landlord shall default in the performance of any of its obligations under the Primary Lease, Tenant, without being under any obligation to do so and without thereby waiving such default, shall have the right, upon reasonable notice (except in an emergency or where delay could result in a default under the Primary Lease), to cure such default for the account and at the expense of Landlord without prior notice in the case of emergency and, in all other cases, upon five (5) business days’ written notice by Tenant to Landlord. Any sums expended by Tenant (including reasonable attorney’s fees) in curing Landlord’s defaults under the Primary Lease shall be reimbursed by Landlord to Tenant upon demand, or at Tenant’s option, may be setoff against any Base Rent or any other payments to be paid by Tenant hereunder to Landlord.
NOTICES
     22. Tenant shall promptly furnish Landlord with copies of all notices relating to the Premises and/or the Temporary Space which Tenant shall receive from Primary Landlord, and Landlord shall promptly furnish Tenant with copies of all notices relating to the Premises and/or the Temporary Space which Landlord receives from Primary Landlord.
CASUALTY OR CONDEMNATION
     23. Notwithstanding any contrary provision of the Sublease or the provisions of the Primary Lease herein incorporated by reference, and in addition to any and all other rights thereunder, Tenant shall have the right, at Tenant’s option, regarding any casualty or condemnation that is not the result of the willful or intentional misconduct of Tenant or its employees, agents, contractors or invitees: (i) to abate the Rent for the period and proportionately to the extent that such casualty to or condemnation of the Project, the Building and/or the Premises prevents access to the Premises, disrupts the business operations of Tenant in the Premises, and/or otherwise substantially inhibits the extent and purposes of Tenant’s use of the Premises prior thereto, or (ii) to terminate the Sublease (x) if such casualty to the Premises requires more than four (4) months to restore or repair, or (y) if such casualty to or condemnation of the Project, the Building and/or the Premises prevents access to the Premises, disrupts the business operations of Tenant in the Premises, and/or otherwise substantially inhibits the extent and purposes of Tenant’s use of the Premises prior thereto, for a period of more than four (4) months.

INDEMNIFICATION
     24. Intentionally Deleted.
SUBORDINATION
     25. Tenant acknowledges that this Sublease is subject and subordinate to the Primary Lease and, to the extent that the Primary Lease is also subject and subordinate to the hereinafter described instruments, this Sublease shall be subject and subordinate to all ground and underlying leases and all mortgages which might now or hereafter affect the Primary Lease (provided that Tenant shall have the right to request and receive a customary non-disturbance agreement from the existing mortgage holder), the leasehold estate thereby created or the real property of which the Premises form a part, and to any and all renewals, modifications, consolidations, replacements and extensions thereof. Subject to Section 28 hereof, Landlord shall have the right to modify the Primary Lease without Tenant’s prior consent, provided, that if the modification in question would materially affect any right or obligation of Tenant hereunder or would materially affect the Premises and/or the Temporary Space and/or the Sublease then such modification shall not be effective against Tenant without Tenant’s prior written consent.
ATTORNMENT
     26. Intentionally Deleted.
QUIET POSSESSION
     27. Landlord covenants that Tenant, on paying the Rent and performing all the terms, covenants and conditions of this Sublease, may peacefully and quietly have, hold and enjoy the Premises and the Temporary Space for the Term, free from any hindrance by Landlord, but subject to the exceptions, reservations and conditions hereof.
LEASE AGREEMENT
     28. Landlord hereby represents that, to the best of its knowledge, the Primary Lease is valid and in full force and effect. Landlord further represents that to the best of its knowledge, no default exists under the terms of the Primary Lease, nor has any notice thereof been given by Primary Landlord to Landlord. The representations made in this Section shall be true and accurate as of the Commencement Date. Landlord agrees that it will not enter into any modification, termination or other agreement or take or omit to take any action with respect to the Primary Lease that would prevent or adversely affect the use by Tenant of the Premises and/or the Temporary Space in accordance with the terms of this Sublease or increase the obligations of Tenant hereunder during the respective term thereof. Landlord agrees to perform all of its obligations as tenant under the Primary Lease as and when due, except to the extent expressly assumed by Tenant with respect to the Premises and/or the Temporary Space pursuant to the terms of this Sublease. Landlord agrees to use its reasonable efforts to assure performance by Primary Landlord of its obligations under the Primary Lease. Landlord further represents that Tenant shall be entitled to the same level of services to which Landlord is entitled under the Primary Lease and/or actually receiving from Primary Landlord notwithstanding any silence of the Primary Lease as to such services, including without limitation those services set forth in Section 11 of the Primary Lease and security services provided for the Project and/or the Premises by Landlord, at the level of such services provided as of the Commencement Date. If such services should be discontinued or reduced, such discontinuation or reduction shall be an Event of Default by Landlord resulting, inter alia and at the option of Tenant, in the right of Tenant to terminate the Sublease or to engage in self-help for the provision of such services and abate Rent by the reasonable expense thereof; provided that Tenant shall give Landlord ten (10) business days prior written notice of such discontinuance or reduction prior to declaring an Event of Default.
TEMPORARY OCCUPANCY
     29. (a) Landlord shall permit Tenant to occupy the area of the third floor of the Building, consisting of approximately five thousand (5,000) rentable square feet of floor area, as more particularly delineated on Exhibit G attached hereto and made a part hereof (the “Temporary Space”), for the authorized use as set forth in Section 3 of this Sublease for the period commencing on the Commencement Date and ending on the earliest of (i)

Tenant’s relocation of all operations from the Temporary Space to the Premises, such relocation to be completed within twenty (20) business days following the substantial completion of construction of the Tenant Improvements or (ii) March 31, 2008 in the event that Tenant has declined to accept the terms of an Offer Notice, pursuant to the procedure set forth in Section 15 of the Sublease, regarding all or a portion of the Temporary Space (the “Temporary Space Term”).
          (b) No Rent shall be charged or due and payable regarding the Temporary Space during the Temporary Space Term.
          (c) Except as otherwise provided in Section 29(b) above, all rights and obligations of and limitations on Tenant under this Sublease, including, without limitation, lien prohibitions, maintenance, repair, alterations, replacements and restoration obligations, required insurance coverages, provision of services, cure rights, quiet possession, and restrictions on use of insurance and condemnation proceeds, and all obligations of and limitations on Landlord hereunder, regarding the Premises shall apply with equal force and effect regarding the Temporary Space.
          (d) If Tenant has not vacated the Temporary Space following the expiration of the Temporary Space Term, the provisions of Section 29(b) above shall no longer apply, Landlord shall sublease to Tenant and Tenant shall sublease from Landlord the Temporary Space for the authorized use on a month-to-month basis thereafter, and Tenant shall pay to Landlord, or with Landlord’s consent directly to Primary Landlord, Base Rent for the Temporary Space at the same rate per rentable square foot as for the Premises, as it may be adjusted in accordance with Section 6 of this Sublease; provided that in the event that Tenant has declined to accept the terms of an Offer Notice regarding all or a portion of the Temporary Space, then Landlord shall be under no obligation to sublease the space to Tenant and may begin eviction proceedings immediately upon the expiration of the Temporary Space Term.
          (e) With respect to the installations, removal, replacement or use of any communication or computer wires, cables and related devices as defined in the Primary Lease as Lines, Tenant shall have the right to construct a computer or communication closet or cage to house the Lines in the Temporary Space for use during the Temporary Space Term and for any Term applicable to any Offer Space as described in Section 15 hereof. Any new Lines installed by Tenant or existing Lines utilized by Tenant in the Premises, the Temporary Space or Offer Space shall be removed by Tenant at the option of Landlord upon termination of this Sublease at Tenant’s cost in accordance with Section 13 of the Primary Lease. Any existing Lines not used by Tenant in the Premises, the Temporary Space and/or the Offer Space shall be removed by Landlord at Landlord’s cost at the option of Tenant upon reasonable notice to Landlord.

     IN WITNESS WHEREOF, this Sublease is hereby executed as of the date first above set forth.

Landlord:

ESS SUSA HOLDINGS, LLC, a Delaware limited liability company

By:	Extra Space Storage LLC, sole member

	By:	/s/ Charles L. Allen
	Name:	Charles L. Allen
	Title:	Manager

Tenant:

GTx, Inc. a Delaware corporation

By:	/s/ Henry P. Doggrell

Name:	Henry P. Doggrell
Title:	Vice President, General Counsel and Secretary

EXHIBIT “A”
Parcel 14: Moore Building
Beginning at a point in the easterly right of way line of South Third Street (66 ft. R.O.W.) a distance of 158.17 ft. northeastwardly, as measured along said easterly right of way line, from its tangent intersection with the northerly right of way line of Union Avenue (80 ft. R.O.W.); thence North 20 degrees, 38 minutes, 10 seconds East along said easterly right of way line a distance of 148.95 ft. to a point; thence South 69 degrees, 31 minutes, 15 seconds East a distance of 149.45 ft. to a point; thence South 20 degrees, 38 minutes, 10 seconds West a distance of 148.91 ft. to a point; thence North 69 degrees, 32 minutes, 16 seconds West a distance of 149.45 ft. to the point of beginning.

EXHIBIT B-1
PICTURE OF FLOOR PLAN — 7TH FLOOR

EXHIBIT B-2
PICTURE OF FLOOR PLAN — 8TH FLOOR

EXHIBIT C
CLEANING AND JANITORIAL SERVICES

NIGHTLY	1.	Empty all waste receptacles, clean as necessary.
CLEANING	2.	Vacuum all carpeted traffic areas and other areas as needed.
	3.	Dust furniture, files, fixtures, etc.
	4.	Damp wipe and polish all glass furniture tops.
	5.	Remove finger marks and smudges from vertical surfaces.
	6.	Clean all water coolers.
	7.	Sweep all private stairways nightly, vacuum if carpeted.
	8.	Damp mop spillage in office and public areas as required.

WEEKLY	1.	Twice weekly, detail vacuum all rugs and carpeted areas.
CLEANING	2.	Once weekly, dust all cleared surfaces of furniture, files, fixtures, etc.

WASH ROOMS	1.	Damp mop, rinse and dry floors nightly.
(NIGHTLY)	2.	Scrub floors as necessary.
	3.	Clean all mirrors, bright work and enameled surfaces nightly.
	4.	Wash and disinfect all fixtures.
	5.	Damp wipe and disinfect all partitions, tile walls, etc.
	6.	Empty and sanitize all receptacles.
	7.	Fill toilet tissue, soap, towel, and sanitary napkin dispensers.
	8.	Clean flushometers and other metal work.
	9.	Wash and polish all wall partitions, tile walls and enamel surfaces from trim to floor monthly.
	10.	Vacuum all louvers, ventilating grilles and dust light fixtures monthly.

FLOORS	1.	Ceramic tile, marble and terrazzo floors to be swept nightly and washed or scrubbed as necessary.
	2.	Vinyl floors and bases to be swept nightly.
	3.	Tile floors to be waxed and buffed monthly.
	4.	All carpeted areas and rugs to be detailed vacuumed twice weekly and all carpeted traffic areas and other areas as needed to be vacuumed nightly.
	5.	Carpet shampooing will be performed at Tenant’s request and billed to Tenant.

GLASS	1.	Clean inside of all perimeter windows as needed, but not more frequently than once every eighteen (18) months.
	2.	Clean outside of all perimeter windows as needed, but not more frequently than once every eighteen (18) months.
	3.	Clean glass entrance doors and adjacent glass panels nightly.

HIGH DUSTING	1.	Dust and wipe clean all closet shelving when empty.
(QUARTERLY)	2.	Dust all picture frames, charts, graphs, etc.
	3.	Dust clean all vertical surfaces.
	4.	Damp dust all ceiling air conditioning diffusers.
	5.	Dust the exterior surfaces of lighting fixtures.

DAY SERVICE	1.	Check men’s washrooms for toilet tissue replacement.
	2.	Check ladies’ washrooms for toilet tissue and sanitary napkin replacements.
	3.	Supply toilet tissue, soap and towels in men’s and ladies’ washrooms.
Neither Landlord nor the janitorial company will be responsible for removing items from surfaces in order to dust them. It is understood that while dusting is completed nightly in the common areas, it is only completed in the Premises once a week and on no particular day. In addition, neither Landlord nor the janitorial company will be responsible for moving, dusting or cleaning any computer, copier, printer or other office equipment. Notwithstanding anything herein to the contrary, it is understood that no services of the character provided for in this Exhibit shall be performed on Saturdays, Sunday or Holidays.

EXHIBIT D
RULES AND REGULATIONS OF BUILDING
     1. No smoking shall be permitted within any portion of the Building or within twenty (20) feet of the Building’s exterior doors, including tenant spaces and common areas.
     2. Landlord may provide and maintain a directory for all tenants of the Building. No signs, advertisements or notices visible to the general public shall be permitted within the Project without the prior written consent of Landlord. Landlord shall have the right to remove any such sign, placard, picture, advertisement, name or notice placed in violation of this rule without notice to and at the expense of the applicable tenant.
     3. Sidewalks, doorways, vestibules, halls, stairways and other similar areas shall not be obstructed by tenants or used by any tenant for any purpose other than ingress and egress to and from the leased premises and for going from one to another part of the Building. At no time shall any tenant permit its employees, agents, contractors or invitees to loiter in common areas or elsewhere in or about the Building or Project.
     4. Corridor doors, when not in use, shall be kept closed.
     5. Plumbing fixtures and appliances shall be used only for the purposes for which designed, and no sweepings, rubbish, rags, food or other unsuitable material shall be thrown or placed therein. Every tenant shall be responsible for ensuring that its employees, agents, contractors and invitees utilize Common Area restrooms in accordance with generally accepted practices of health, cleanliness and decency.
     6. Landlord shall provide all locks for doors into each tenant’s leased area, and no tenant shall place any additional lock or locks on any door in its leased area without Landlord’s prior written consent. Two keys for each lock on the doors in each tenant’s leased area shall be furnished by Landlord. Additional keys shall be made available to tenants at the cost of the tenant requesting such keys. No tenant shall have any duplicate keys made except by Landlord. All keys shall be returned to Landlord at the expiration or earlier termination of the applicable lease.
     7. A tenant may use microwave ovens and coffee brewers in kitchen or break areas. Except as expressly authorized by Landlord in writing, no other appliances or other devices are permitted for cooking or heating of food or beverages in the Building. No portable heaters, space heaters or any other type of supplemental heating device or equipment shall be permitted in the Building. All tenants shall notify their employees that such heaters are not permitted.
     8. All tenants will refer all contractors, subcontractors, contractors’ representatives and installation technicians who are to perform any work within the Building to Landlord before the performance of any work. This provision shall apply to all work performed in the Building including, but not limited to installation of telephone and communication equipment, medical type equipment, electrical devices and attachments, and any and all installations of every nature affecting floors, walls, woodwork, trim, windows, ceilings, equipment and any other physical portion of the Building.
     9. Movement in or out of the Building of furniture or office equipment, or dispatch or receipt by a tenant of any heavy equipment, bulky material or merchandise which require the use of elevators, stairways, lobby areas or loading dock areas, shall be restricted to hours designated by Landlord. A tenant must seek Landlord’s prior approval by providing in writing a detailed listing of any such activity. If approved by Landlord, such activity shall be performed in the manner stated by Landlord.
     10. All deliveries to or from the Building shall be made only at such times, in the manner and through the areas, entrances and exits designated by Landlord.
     11. No portion of any tenant’s leased area shall at any time be used for sleeping or lodging quarters. No birds, animals or pets of any type, with the exception of guide dogs accompanying visually impaired persons, shall be brought into or kept in, on or about any tenant’s leased area.

     12. No tenant shall make or permit any loud or improper noises in the Building or otherwise interfere in any way with other tenants or persons having business with them.
     13. Each tenant shall endeavor to keep its leased area neat and clean. Nothing shall be swept or thrown into the corridors, halls, elevator shafts, stairways or other common areas, nor shall tenants place any trash receptacles in these areas.
     14. No tenant shall employ any person for the purpose of cleaning other than the authorized cleaning and maintenance personnel for the Building unless otherwise approved in writing by Service Provider. The work of cleaning personnel shall not be hindered by a tenant after 5:30 PM local time, and such cleaning work may be done at any time when the offices are vacant. Exterior windows and common areas may be cleaned at any time.
     15. To insure orderly operation of the Building, Service Provider reserves the right to approve all concessionaires, vending machine operators or other distributors of cold drinks, coffee, food or other concessions, water, towels or newspapers. No tenant shall install a vending machine in the Building without obtaining Service Provider’s prior written approval, which shall not be unreasonably withheld; provided, however, any vending machine installed in the Building shall not exceed the weight load capacity of the floor where such machine is to be installed; and, Service Provider reserves the right to require that such vending machine be separately metered in accordance with this Service Agreement, and that such vending machine be equipped with an automatic device that reduces the power consumption of such machine during non-peak hours of use of such machine.
     16. Service Provider shall not be responsible to tenants, their agents, contractors, employees or invitees for any loss of money, jewelry or other personal property from the leased premises or public areas or for any damages to any property therein from any cause whatsoever whether such loss or damage occurs when an area is locked against entry or not.
     17. All tenants shall exercise reasonable precautions in protection of their personal property from loss or damage by keeping doors to unattended areas locked. Tenants shall also report any thefts or losses to the Building Manager and security personnel as soon as reasonably possible after discovery and shall also notify the Building Manager and security personnel of the presence of any persons whose conduct is suspicious or causes a disturbance. The tenant shall be responsible for notifying appropriate law enforcement agencies of any theft or loss of any property of tenant or its employees, agents, contractors, or invitees.
     18. All tenants, their employees, agents, contractors and invitees may be called upon to show suitable identification and sign a building register when entering or leaving the Building at any and all times designated by Service Provider form time to time, and all tenants shall cooperate fully with Building personnel in complying with such requirements.
     19. No tenant shall solicit from or circulate advertising material among other tenants of the Building except through the regular use of the U.S. Postal Service. A tenant shall notify the Building Manager or the Building personnel promptly if it comes to its attention that any unauthorized persons are soliciting from or causing annoyance to tenants, their employees, guests or invitees.
     20. Service Provider reserves the right to deny entrance to the Building or remove any person or persons from the Building in any case where the conduct of such person or persons involves a hazard or nuisance to any tenant of the Building or to the public or in the event or other emergency, riot, civil commotion or similar disturbance involving risk to the Building, tenants or the general public.
     21. Unless expressly authorized by Service Provider in writing, no tenant shall tamper with or attempt to adjust temperature control thermostats in the Building. Upon request, Service Provider shall adjust thermostats as required to maintain the Building Standard temperature.

     22. All requests for overtime air conditioning or heating must be submitted in writing to the Building management office by noon on the day desired for weekday requests, by noon Friday for weekend requests, and by noon on the preceding business day for Holiday requests.
     23. Tenants shall only utilize the termite and pest extermination service designated or approved by Service Provider.
     24. No tenant shall install, operate or maintain in its leased premises or in any other area of the Building, any electrical equipment which does not bear the U/L (Underwriters Laboratories) seal of approval, or which would overload the electrical system or any part thereof beyond its capacity for proper, efficient and safe operation as determined by Service Provider, taking into consideration the overall electrical system and the present and future requirements therefor in the Building.
     25. Parking in the Parking Facility shall be in compliance with all parking rules and regulations including any sticker or other identification system established by Service Provider. Failure to observe the rules and regulations shall terminate an individual’s right to use the Parking Facility and subject the vehicle in violation to removal and/or impoundment. Parking stickers or other forms of identification supplied by Service Provider shall remain the property of Service Provider and not the property of a tenant and are not transferable. The owner of the vehicle or its driver assumes all risk and responsibility for damage, loss or theft to vehicles, personal property or persons while such vehicle is in the Parking Facility.
     26. Each tenant shall observe Service Provider’s reasonable rules with respect to maintaining standard window coverings at all windows in its leased premises so that the Building presents a uniform exterior appearance. Each tenant shall ensure that to the extent reasonably practical, window coverings are closed on all windows in its leased premises while they are exposed to the direct rays of the sun.
     27. Bicycles and other vehicles are not permitted inside or on the walkways outside the Building, except in those areas specifically designated by Service Provider for such purposes and except as may be needed or used by a physically handicapped person.
     28. Landlord reserves the right to rescind any of these rules and regulations and to make such other and further rules and regulations as in its judgment shall from time to time be needful for the safety, protection, care and cleanliness of the Building, the operation thereof, the preservation of good order therein and the protection and comfort of the tenants and their agents, employees and invitees, which rules and regulations, when made and written notice thereof is given to a tenant, shall be binding upon it in like manner as if originally herein prescribed.

EXHIBIT E
Parking Sublicense Agreement
     This Parking Sublicense Agreement (this “Agreement”) is made and entered into as of the ___ day of December, 2007 (“Effective Date”), by and between ESS SUSA Holdings LLC, a Utah limited liability company (“Licensor”), and GTx, Inc., a Delaware corporation (“Licensee”).
     WHEREAS, Licensor has entered into that certain Parking License Agreement with Moore Garage LLC (“Owner”) dated as of December 29, 1998, as amended (the “Parking License”) pursuant to which Licensor was granted a license to use up to 260 parking spaces in a certain parking facility situated upon real property situated at the northeast corner of Monroe Avenue and Third Street in Memphis, Tennessee (the “Parking Facility”); and
     WHEREAS, Licensee desires to obtain from Licensor, and Licensor is willing to grant to Licensee, a sublicense for the use of 75 parking spaces in the Parking Facility, subject to and in accordance with the terms and conditions set forth in this Agreement;
     NOW, THEREFORE, in consideration of the foregoing Recitals (which are incorporated herein by this reference), the mutual covenants and conditions hereinafter Set forth, arid other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and intending to be legally bound, Licensor and Licensee hereby agree as follows:
SUBLICENSE ACKNOWLEDGMENT AND AGREEMENT
     Licensee acknowledges and agrees that this Agreement and all of Licensee’s rights under this Agreement shall at all times be subject and subordinate to all terms and provisions of the Parking License. Except as otherwise provided in this Agreement, all obligations of and limitations on “Licensee” under the Parking License shall be binding upon and be the responsibility of Licensee as such relate to the Parking Facility and Licensee’s use thereof. Moreover, Licensee agrees that all indemnifications, releases, waivers and other obligations of Licensee hereunder shall run to the benefit of and be enforceable by Owner and that all, notices and rights granted to or consents or approvals required by “Licensor” hereunder shall also run to the benefit of Owner and shall also require the consent and approval of Owner. Licensee hereby agrees. if requested by Owner, to attorn to Owner in all respects as the “Licensor” hereunder as if this Agreement was a direct license between Licensee and Owner from and after the date Owner so requests. In the event of a default by Licensor as licensee under the Parking License, Owner shall provide Licensee written notice of such default and the opportunity to cure such default. In the event Owner terminates the Parking License solely due to a default by Licensor thereunder, Licensee shall attorn to Owner in all respects as the “Licensor” hereunder and this Agreement shall become a direct license between Licensee and Owner from and after termination of the Parking License. Licensee shall cure any and all then existing Licensee defaults under this Agreement, if any. Notwithstanding any of the provisions of this Agreement or the Parking License, neither conversion of this Agreement to a direct license nor any assignment of any rights or obligations hereunder shall in any mariner release or modify the obligations of Licensor to Owner under the Parking License.
     1. Definitions. As used in this Agreement, the following terms shall have the meanings indicated:
     Access Card shall have the meaning set forth in Section 5.
     Access Hours shall have the meaning set forth in Section 6.
     Applicable Law shall mean any and all present and future statutes, ordinances, rules, regulations,

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judicial decisions, permits and/or certificates of any Governmental Authority in any way applicable to the Land, the Parking Facility, the License, Licensor or Licensee, as the case may be.
     Business Day shall mean any day other than a Saturday, Sunday or the following legal holidays New Year’s Day, Memorial Day, July 4th, Labor Day, Thanksgiving Day, day after Thanksgiving Day and Christmas Day.
     Effective Date shall have the meaning set forth in the initial paragraph of this Agreement.
     Expiration Date shall have the meaning set forth in Section 3.
     Governmental Authority shall mean any federal, state, local or other governmental entity, or any agency thereof, having jurisdiction over the Land, Parking Facility, License, Licensor or Licensee, as the case may be.
     Land shall have the meaning set forth in the first Recital.
     License shall have the meaning set forth in Section 2.
     Parking Spaces shall mean any of the unreserved parking spaces located in the Parking Facility.
     Users shall mean any individual who is a tenant, employee or invitee of Licensee and who is granted the right to use an Access Card by Licensee. Licensee shall provide to Licensor a written list which identifies each User and shall update such list as reasonably necessary. As between Licensor and Licensee, arty individual who has possession of an Access Card shall be conclusive evidence that such individual is a User hereunder.
     2. Grant of License. Licensor hereby grants to Licensee, and Licensee hereby accepts, a license (the “License”) for the use of up to 75 Parking Spaces (“Initial Spaces”) during the Access Hours by Users, which License shall be subject to, and used in accordance with, the terms and conditions of this Agreement and the Parking License. Licensee hereby accepts the License of 75 Parking Spaces. In addition, in the event that Licensee requests any additional Parking Spaces, Licensor hereby agrees to grant such spaces (so long as Licensor has additional spaces not already licensed to a sub-tenant of Licensor) pursuant to the terms hereof (“Additional Spaces”). In addition, in the event that Licensee occupies the Offer Space (as defined in the Sublease), Licensor shall license additional Parking Spaces to Licensee pursuant to the requirements of the Sublease (“ROFR Spaces”). Except as otherwise expressly provided herein, the License shall be irrevocable by Licensor. Nothing herein contained shall be construed to grant to Licensee any estate in real property nor the exclusive right to a particular Parking Space, but rather a license only.
     3. Term. The term of this Agreement and the License (the “Term”) shall commence on the Effective Date and shall expire at 5:00 p.m. Memphis, Tennessee time on April 30, 2015, or such earlier date on which this Agreement and the License are terminated in accordance with the provisions of this Agreement (the “Expiration Date”).
     4. Monthly Parking Fee.
a.	In connection with the Initial Spaces, commencing on the Effective Date and continuing thereafter throughout the entire term of this Agreement, Licensee agrees to pay to Licensor, or with Licensor’s consent directly to Owner, for the parking rights granted herein a rate of Zero Dollars ($0.00) per month.

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b.	In connection with the Additional Spaces, commencing upon request of such Additional Spaces by Licensee and continuing thereafter through the entire term of this Agreement, Licensee agrees to pay to Licensor, or with Licensor’s consent directly to Owner, for the parking rights granted herein, a rate of Seventy Five Dollars ($75.00) per month, which monthly rental shall be paid on or before the first day of each calendar month during the Term. In the event the Term of this Agreement commences or expires on a day other than the first day of a calendar month, the applicable Monthly Parking Rate shall be prorated for the applicable period.

c.	In connection with the ROFR Spaces, commencing upon Licensee’s occupancy of the Offer Space and continuing thereafter through the entire term of this Agreement, Licensee agrees to pay to Licensor, or with Licensor’s consent directly to Owner, for the parking rights granted herein, a rate to be mutually agreed upon between Licensor and Licensee, which monthly rental shall be paid on or before the first day of each calendar month during the Term. In the event the Term of this Agreement commences or expires on a day other than the first day of a calendar month, the applicable Monthly Parking Rate shall be prorated for the applicable period.
     5. Access. Access to the Parking Facility shall be obtained by way of an access card (an “Access Card”) issued by Owner to Licensee. Owner shall provide to Licensee 75 Access Cards (which amount shall be increased proportionately in the event Licensee obtains Additional Spaces or ROFR Spaces). Licensee may distribute the Access Cards to such Users as Licensee may elect. By accepting an Access Card, each User shall be conclusively deemed to have agreed to all terms and conditions of this Agreement. Owner may exchange Access Cards for new Access Cards from time to time in its sole discretion, and Licensee agrees to cause each User to promptly deliver its Access Card in exchange for the replacement Access Card. If any Access Card is lost, stolen or damaged, the same shall be immediately reported to Owner, and Owner agrees to replace such Access Card upon receipt of Owner’s then-standard replacement fee . Only one (1) automobile may enter the Parking Facility with each use of an Access Card, and each entry to the Parking Facility using an Access Card must be followed by an exit from the Parking Facility using the Access Card before another entry using such Access Card will be permitted. Owner shall have the right to so program the Access Cards.
     6. Access Hours. License granted hereunder shall be valid for entry to and exit from the Parking Facility twenty-four (24) hours a day seven days a week; provided, however, that Users will not be permitted to enter or exit the Parking Facility at any time after 6:00 p.m. on Business Days on which any event is scheduled at the adjacent baseball stadium (“Stadium”) and will not be permitted to enter or exit the Parking Facility on non-Business Days on which any event is scheduled at the Stadium during the period of time commencing three hours before, arid ending two hours after the conclusion of, the scheduled event. Notwithstanding anything herein to the contrary, if any User gains entry to or exits from the Parking Facility at any time other than the Access Hours, then Licensee shall pay to Licensor, upon demand, the parking rate in effect at the time of such entry or exit regardless of when such User actually gained access to the Parking Facility. Licensor shall have the right, but not the obligation, to program the Access Cards to permit entry to the Parking Facility only during the Access Hours.
     7. No After Hours Personnel. Licensee acknowledges and agrees that Owner shall have no obligation to provide security and may not have any personnel on site at the Parking Facility between the hours of 10:00 p.m. and 6:00 a.m. on Business Days or any time on non-Business Days. Licensee shall notify all of its Users of this fact and that upon request a security guard from the Moore Building will be available to accompany Users to their vehicles during the above referenced time periods.

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     8. Reserved Spaces. Licensee acknowledges and agrees that none of the Parking Spaces shall be reserved parking spaces. In no event shall Licensor reimburse Licensee the amount of any fine or penalty imposed on such User for parking in violation of any Applicable Law. At the discretion of Owner, Owner may at any time designate assigned parking spaces or may eliminate assigned parking spaces altogether and may provide attendant parking or such other system or management of parking as Owner deems necessary or desirable.
     9. Maintenance and Use. Throughout the Term, Owner shall use commercially reasonable efforts to maintain the Parking Facility in good working order and repair and shall use and maintain the Parking Facility in accordance with all Applicable Law. Licensee shall use, and shall cause each User to use, the Parking Spaces and the Parking Facility in accordance with, and shall comply and cause each User to comply with, all Applicable Law and all of the terms and conditions of this Agreement and any rules and regulations relating to the use of the Parking Facility as Owner may adopt from time to time. Neither Licensee nor any User shall use or permit its Users to use the Parking Facility or any part thereof in any manner which would in any way (i) violate any Applicable Law or this Agreement, (ii) cause structural injury or damage to the Parking Facility or any part thereof, (iii) constitute a public or private nuisance, (iv) be reasonably likely to damage any personal property (including automobiles) or result in injury or death to any person, or (v) alter the appearance of the exterior or any portion of the interior of the Parking Facility.
     10. Licensee’s Insurance. At all times after the execution of this Agreement, Licensee will carry and maintain, at its expense with insurance companies reasonably acceptable to Licensor, (i) a commercial (comprehensive) liability insurance policy, including insurance against assumed or contractual liability under this Agreement, with respect to liability arising out of the ownership, use, occupancy or maintenance of the Parking Facility and all areas appurtenant thereto, to afford protection with respect to bodily injury, death or property damage of not less than Five Million Dollars ($5,000,000) combined single limit; and (ii) automobile liability with single limit coverage of at least $1,000,000 for all owned, hired or non-owned vehicles. Each liability policy shall include an “Additional Insured Endorsement” in favor of Licensor and Licensor’s designees. A certificate of such insurance in a form reasonably satisfactory to Licensor shall be furnished to Licensor reflecting the limits and endorsements required herein. Each policy shall require notice of non-renewal to Licensor and shall further provide that it may not be altered or canceled without thirty (30) days’ notice being first given to Licensor. Licensor agrees to cooperate with Licensee to the extent reasonably requested by Licensee to enable Licensee to obtain such insurance with respect to improvements. Licensor shall have the right to require increased limits if, in Licensor’s reasonable judgment, such increase is necessary. All policies required to be maintained hereunder shall include a waiver of subrogation in favor of Licensor.
     11. Owner’s Insurance. Pursuant to the terms of the Parking License, Owner will maintain, during the Term of this Agreement, (i) a commercial (comprehensive) liability insurance policy and a garage keepers legal liability policy, including insurance against assumed or contractual liability with respect to liability arising out of the ownership, use, occupancy or maintenance of the Parking Facility and all areas appurtenant thereto, to afford protection with respect to bodily injury, death or property damage of not less than Five Million Dollars ($5,000,000) combined single limit; and (ii) fire and extended coverage insurance insuring the Parking Facility against damage or loss from fire or other casualty normally insured against under the terms of standard policies of fire and extended coverage insurance. Licensor shall not be obligated to insure any property of Licensee or any User. All policies required to be maintained hereunder shall include a waiver of subrogation in favor of Licensee.
     12. Waiver of Claims. Notwithstanding anything in this Agreement to the contrary, each

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party hereto releases and waives all claims, rights of recovery, and causes of action that either such party or any party claiming by, through, or under such party by subrogation or otherwise may now or hereafter have against the other party or any of the other party’s directors, officers, shareholders, partners, members, employees or agents for any loss or damage that may occur to the Parking Facility or any of the personal property located thereon by reason of fire, act of God, the elements, or any other cause, excluding willful misconduct but including negligence of the parties hereto or their directors, officers, shareholders, partners, members, employees or agents that was required to be insured under the terms of this Agreement. Licensor shall not be liable to Licensee or any User for any inconvenience or loss to Licensee or any User in connection with any of the repair, maintenance, damage, destruction, restoration, or replacement referred to in this Agreement. Licensor shall not be liable to Licensee or any User and Licensee, for itself and on behalf of each User, hereby waives all claims against Licensor and its directors, officers, shareholders, partners, members, employees, or agents for any incidental or consequential damages, loss of profits, business interruption, acts of other users, licensees, vandalism, loss of trade secrets or other confidential information, and any damage, loss or injury caused by a defect in the Parking Facility or any other cause in, on, or about the Parking Facility or any part thereof, unless caused solely by the intentional or willful misconduct of Licensor. The waivers in this Section shall survive the expiration or earlier termination of this Agreement.
     13. No Liability. Without limiting the generality of the foregoing waivers, Licensee expressly acknowledges and agrees, for itself and on behalf of each User, that Licensor and its directors, officers, shareholders, partners, members, employees, agents and contractors shall have no liability for any of the following (unless the same arises solely as a result of the gross negligence or willful misconduct of Licensor): (a) any damage to property; (b) any loss of or damage to persons or property by theft, vandalism, malicious mischief or otherwise; (c) any injury or damage to persons or property resulting from fire, explosion, falling plaster, steam, gas, oil, electricity, water, rain or snow, leaks from any part of the Parking Facility (including, without limitation, pipes, appliances, plumbing works, cooling systems, the roof, the street or subsurface) or from any other place or by any other cause of whatever nature, or dampness; (d) any of the foregoing which may be caused by any tenant, invitee, User, guest or other person in the Parking Facility or by operations in construction of any private, public or quasi-public work; and (e) damage or injury sustained as a result of faulty brakes or other equipment failure. In addition, Licensor shall not be responsible for vehicles stolen from the Parking Facility, nor for articles left in vehicles (including, without limitation, cellular telephones, CB radios, antennas, tape decks and tape cartridges, stereos, CD players and compact discs and any other personal property). No employee or other agent of Licensor shall ever have the authority to vary the limitations on liability set forth herein. Licensee shall provide a copy of the foregoing waiver in the form attached hereto as Exhibit A to each User as a condition to their use of the Parking Facility. The waivers in this Section shall survive the expiration or earlier termination of this Agreement.
     14. Indemnity. Except for the claims, rights of recovery and causes of action waived in Sections 12 and 13, Licensee shall indemnify and hold harmless Licensor and Licensor’s directors, officers, shareholders, partners, members, employees, agents and contractors, from all claims, losses, costs, damages, or expenses (including reasonable attorneys’ fees) in connection with any injury to, including death of, any person or damage to any property arising, wholly or in part, out of any action, omission, or neglect of Licensee or Licensee’s directors, officers, shareholders, partners, members, employees, agents, invitees, Users, guests, or any parties contracting with Licensee relating to the Parking Facility. If Licensor shall without fault on its part, be made a party to any action commenced by or against Licensee, the Licensee shall protect and hold Licensor harmless and shall pay all costs, expenses, including reasonable attorneys fees in connection therewith. Licensee’s obligations under this Section shall not be limited by the amount or types of insurance maintained or required to be maintained by Licensee under this Agreement.

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The obligations under this Section shall survive the expiration or earlier termination of this Agreement.
     15. Revocation and Termination. It is the intent of Licensor and Licensee that the License granted herein shall be irrevocable for the duration of the Term, and neither Licensor nor Licensee shall be entitled to revoke the License or terminate this Agreement except under the limited circumstances expressly set forth in this Agreement. Notwithstanding the foregoing, Licensee acknowledges and agrees that any User’s right to enjoy the benefits of the License may be terminated by Licensor under the circumstances set forth in this Agreement, and no such termination by Licensor shall be deemed a revocation of the License or a default under this Agreement. Notwithstanding any other provision of this Agreement, Licensee shall have the right to terminate this Agreement upon the termination of that certain Sublease Agreement entered into between Licensor as Landlord and Licensee as Tenant concurrently herewith.
     16. Assignment. Licensor shall have the unqualified right to assign its interest and obligations to any person or entity without the consent of Licensee, so long as Licensor’s assignee expressly assumes the obligations of Licensor hereunder, and Licensor shall be released from all obligations and liabilities hereunder from and after the effective date of such assignment and assumption. Licensee may not assign its interest under this Agreement without the prior written consent of Licensor, which consent Licensor may grant or withhold in Licensor’ s sole discretion. If Licensor consents to any such assignment, unless expressly consented to by Licensor, no such assignment shall release Licensee from any of its obligations hereunder.
     17. Surrender. On the Expiration Date, or on such earlier date as this Agreement and the License may be terminated in accordance with the provisions hereof, Licensee covenants and agrees to cause all Access Cards to be returned to Owner and shall quit and surrender use of the Parking Facility and all Parking Spaces. Licensee’s obligation to observe and perform this covenant shall survive the expiration or earlier termination of the Term.
     18. Subordination. This Agreement, the Sublicense and the rights of Licensee hereunder are expressly subject and subordinate to (i) the terms, conditions and provisions of any ground lease of the Land pursuant to which Owner holds its interest in the Land and/or the Parking Facility, and (ii) the lien of any mortgage against Owner’s interest in the Land and/or the Parking Facility (whether fee simple or leasehold under a ground lease); provided, however, that so long as Licensee performs its obligations hereunder, no ground lessor under a ground lease nor any mortgagee under a mortgage shall disturb the License or Licensee’s right to use the Parking Facility in the event any such ground lessor or mortgagee succeeds to Owner’s interest in the Land and/or the Parking Facility. The foregoing subordination and nondisturbance shall be self-operative upon the execution and delivery of this Agreement by Licensor and Licensee, no further instrument of subordination shall be necessary or required, and any third party may rely on this provision as confirmation of Licensee’s subordination of its interests hereunder as aforesaid, subject to the right of nondisturbance set forth above. If, in connection with any temporary and/or permanent financing in connection with the Land and/or the Parking Facility, any lender requests reasonable modifications of this Agreement as a condition to such financing, Licensee shall not unreasonably withhold or delay the execution and/or delivery of such modification so long as the same does not increase Licensee’s financial obligations hereunder or materially adversely affect the License or Licensee’s use of the Parking Facility.
     19. Notices. All notices and other communications under or with respect to this Agreement and/or the License shall be in writing and shall be deemed delivered (i) upon receipted delivery, if sent by messenger or personal courier, (ii) one Business Day after being deposited in the U.S. Mail, registered or certified, return receipt requested, in any case with postage/delivery prepaid or billed to sender and

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addressed as follows:
If to Licensor:
ESS SUSA Holdings LLC
2795 E. Cottonwood Parkway, Suite 400
Salt Lake City, UT
Attn: General Counsel
If to Licensee:
GTx, Inc.

Attn:
Either party may change its address for purposes of notice hereunder by delivering written notice thereto to the other in the manner set forth above. Notwithstanding the foregoing, any delivery which is rejected by the addressee or which is undeliverable because of an address change of which no notice was given shall be deemed delivered upon the attempted delivery thereof.
     20. No Waiver. No waiver of any provision of this Agreement shall be considered a waiver of any other provision hereof nor a waiver of subsequent application of such provision. No waiver shall be enforceable unless in writing and signed by the party against whom enforcement is sought. No delay or omission in exercising or enforcing the rights herein granted shall be construed as a waiver of such rights. The acceptance by any party of a partial payment of any amount due and owing to such party hereunder shall not be deemed a waiver of the right to receive the balance of such account.
     21. Interest. All amounts payable by Licensee to Licensor under this Agreement, if not paid when due, shall bear interest from the date due until paid at the then maximum lawful rate (the “Default Rate”).
     22. Holding Over. If Licensee does not surrender possession of the Leased Spaces at the end of the Term or upon earlier termination of this Agreement, at the election of Licensor, Licensee shall be a licensee-at-sufferance of Licensor from day to day and the Monthly Rental Rate during the period of such holdover shall be two (2) times the amount which Licensee was obligated to pay for the month immediately preceding the end of the Term or termination of this Agreement.
     23. Entire Agreement. This Agreement and any exhibits attached hereto constitute the entire agreement of the parties with respect to the subject matter hereof. This Agreement may be amended, supplemented or otherwise modified only by a written instrument executed by all of the parties hereto. If any term or provision of this Agreement is deemed to be invalid or unenforceable to any extent, the remainder of this Agreement shall not be affected thereby and shall continue in full force and effect to the fullest extent permitted by Applicable Law.
     24. No Representations. Licensee acknowledges and agrees that neither Licensor nor any party acting by, through or under Licensor has made any representations or warranties of any kind with respect to the Land, the Parking Facility, the License or the Parking Spaces except as expressly set forth in this Agreement, and no such representations or warranties shall be implied or inferred from the actions of Licensor or any party acting by, through or under Licensor nor from any provision of this Agreement.

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     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered as of the date first written above.

LICENSOR:	ESS SUSA HOLDINGS, LLC,
a Delaware limited liability company

By:	, member

By:

Name:

Title:

LICENSEE:	GTX, INC., a Delaware corporation

By:
	Name: Title:	Henry P. Doggrell Vice President, General Counsel and Secretary

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Consented to by Owner as of the date first above set forth.

OWNER:	Moore Garage LLC

By: Parkway Properties LP, its sole general member

By: Parkway Properties General Partners, Inc., its

sole general partner

By
Name: John J. Buckley
Title: Senior Vice President

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Exhibit A
Waiver of Liabilities
     Use of the Parking Facility is subject to (i) the terms and conditions of that certain Parking License Agreement dated December 29, 1998 by and between Moore Garage LLC (“Owner”) and ESS SUSA Holdings, LLC, as successor in interest to SUSA-TN LLC as such may be amended from time to time, and (ii) any and all rules and regulations adopted by Licensor from time to time. A copy of the Parking License Agreement is available from Owner upon request.
     Owner shall not be liable to Licensee or any User, and User hereby waives all claims against Owner and its directors, officers, shareholders, partners, members, employees or agents for any incidental or consequential damages, loss of profits, business interruption, acts of other users, licensees, vandalism, loss of trade secrets or other confidential information, and any damage, loss or injury caused by a defect in the Parking Facility or any other cause in, on, or about the Parking Facility or any part thereof, unless caused solely by the gross negligence or willful misconduct of Owner.
     Without limiting the generality of the foregoing, each User by use of the Access Card expressly acknowledges and agrees that Owner and its directors, officers, shareholders, partners, members, employees, agents and contractors shall have no liability for any of the following (unless the same arises as a result of the gross negligence or willful misconduct of Owner): (a) any damage to property; (b) any loss of or damage to persons or property by theft, vandalism, malicious mischief or otherwise; (c) any injury or damage to persons or property resulting from fire, explosion, falling plaster, steam, gas, oil, electricity, water, rain or snow, leaks from any part of the Parking Facility (including, without limitation, pipes, appliances, plumbing works, cooling systems, the roof, the street or subsurface) or from any other place or by any other cause of whatever nature, or dampness; (d) any of the foregoing which may be caused by any tenant. invitee, User, guest or other person in the Parking Facility or by operations in construction of any private, public or quasi-public work; and (e) damage or injury sustained as a result of faulty brakes or other equipment failure. In addition, Owner shall not be responsible for vehicles stolen from the Parking Facility, nor for articles left in vehicles (including, without limitation, cellular telephones, CB radios, antennas, tape decks and tape cartridges, stereos, CD players and compact discs and any other personal property). No employee or other agent of Owner shall ever have the authority to vary the limitations on liability set forth herein.
     These waivers shall survive the expiration or earlier termination of the Parking License Agreement.

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EXHIBIT F
STATE OF TENNESSEE
COUNTY OF SHELBY
MEMORANDUM OF SUBLEASE
     This Memorandum of Sublease will evidence and, when recorded, serve as notice that ESS SUSA HOLDINGS, LLC, a Delaware limited liability company (“Landlord”), the lessor of certain real property described on Exhibit A attached hereto (the “Subject Property”) has subleased the 7th and 8th floors within the William R. Moore Building (“Building”) which is located on the Subject Property to GTx, Inc., a Delaware corporation (“Tenant”) pursuant to the terms and provisions of the certain Sublease Agreement of even date herewith (the “Sublease”). Capitalized terms used but not otherwise defined in this Memorandum of Sublease shall have the meaning set forth in the Sublease. The Sublease provides in part as follows:
1.	TERM. Subject to the provisions contained in the Sublease, Landlord has granted to Tenant a lease of certain space within the Building through April 30, 2015.

2.	RIGHT OF FIRST REFUSAL. Subject to the provisions contained in the Sublease, Landlord has granted Tenant a right of first refusal with respect to the leasing of the 3rd and 4th floors of the Building.
     Upon the termination or expiration of the Sublease for any reason, Landlord shall have the right without the necessity of obtaining the signature of Tenant to record a cancellation of this Memorandum of Sublease.
     The terms and provisions of the Sublease are incorporated herein by reference. Copies of the Sublease are on file at the respective offices of Landlord and Tenant. This document is not intended to alter or modify in any manner any of the terms and conditions of the Sublease referred to herein, but rather to serve as a written memorandum thereof for purposes of recordation and notice. The terms of the Sublease shall govern all matters referenced herein.

Executed as of this ____ day of December, 2007.

Landlord:
ESS SUSA HOLDINGS, LLC
a Delaware limited liability company

By: Extra Space Storage LLC, sole member

By:
Name:
Title:

Tenant:
GTx, Inc.
a Delaware corporation

By:
, member

By:
Name:
Title:

EXHIBIT G
TEMPORARY SPACE
[DIAGRAM OF 3RD FLOOR TEMPORARY OFFICE SPACE]